EXHIBIT 11


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                                                                    Exhibit 11

                             WELLS FINANCIAL CORP.
                       COMPUTATION OF EARNINGS PER SHARE

                                                   For year ended
                                                  December 31, 1996

Net income                                                $    1,200

Weighted average shares  outstanding                       1,953,731
Weighted average allocated ESOP shares                         7,000
Incremental shares relating to stock options                   6,454
                                                           ---------
Weighted average number of common stock equivalents        1,967,185
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Per share, primary and fully diluted                      $     0.61
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